Exhibit 10.2

Mr. James F Mooney

Virgin Media Inc.

909 Third Avenue, Suite 2863

New York NY10022

September 14, 2010

Dear Jim,

Service as Non-Executive Chairman of Virgin Media Inc. (the “Company”)

Reference is made to the letter dated as of June 16, 2010, from the Company to you regarding your service as the Company’s non-executive Chairman for the period commencing January 1, 2011.

In consideration of the compensation to be paid to you for your service as non-executive Chairman, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, you agree with the Company as follows:

(a)           Confidentiality:  You agree and understand that you have been and will be exposed to and receive information relating to the confidential affairs of the Company and its parents, subsidiaries, associated and affiliated companies and joint ventures (collectively, the “Company Affiliated Group”), including without limitation technical information, business and marketing plans, strategies, customer (or potential customer) information, other information concerning the products, promotions, development, financing, pricing, technology, inventions, expansion plans, business policies and practices of the Company Affiliated Group, whether or not reduced to tangible form, and other forms of information considered by the Company Affiliated Group to be confidential and in the nature of trade secrets (collectively referred to as “Confidential Information”).  You will not knowingly disclose such information, either directly or indirectly, to any person or entity outside the Company Affiliated Group without the prior written consent of the Company; provided, however, that (i) you shall have no obligation under this paragraph (a) with respect to any information that is or becomes publicly known other than as a result of your breach of your obligations hereunder and (ii) you may (x) disclose such information to the extent you determine that so doing is reasonable or appropriate in the performance of your duties or, (y) after giving prior notice to the Company to the extent practicable, under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or by judicial or regulatory process.  You shall comply with the Company’s data protection policies.  Upon termination of your service, you shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to you in the course of or otherwise in connection with your services to the Company Affiliated Group.

(b)           Non-Competition and Non-Solicitation: During the period commencing on January 1, 2011 and ending on the one-year anniversary of the termination of your service with the Company, you shall not, as an employee, employer, stockholder, officer, director, partner, colleague, consultant or other independent contractor, advisor, proprietor, lender, or in any other manner or capacity (other than with respect to your services to the Company Affiliated Group), directly or indirectly:

(i)                                     perform services for, or otherwise have any involvement with, a business unit of a person, where such business unit competes directly or indirectly with any member of the Company Affiliated Group by (x) owning or operating broadband or mobile communications networks for telephone, mobile telephone, cable television or internet services, (y) providing mobile telephone, fixed line telephone, television or internet services or (z) owning, operating or providing any content-generation services or television channels, in each case principally in the United Kingdom (the “Core Businesses”); provided, however, that this letter shall not prohibit you from owning up to 1% of any class of equity securities of one or more publicly traded companies;

(ii)                                  hire any individual who is, or within the six months prior to your termination of service was, an employee of any member of the Company Affiliated Group whose base salary at the time of hire exceeded £65,000 per year; or

(iii)                               solicit, in competition with any member of the Company Affiliated Group in the Core Businesses, any business, or order of business from any person that you know was a current or prospective customer of any member of the Company Affiliated Group during your service, provided, that, notwithstanding the foregoing, you shall not be deemed to be in violation of clause (i) or (iii) of the foregoing by virtue of acting as an attorney (as partner, associate, shareholder, member or employee) or as vice president, director or managing director or similar position at any accounting firm, law firm, investment banking firm or consulting firm, institutional investor or similar entity, in each case so long as you takes reasonable steps to insulate himself from the businesses and activities of any such entity that relate to the Core Businesses during any period that this paragraph (b) is in effect.

(c)           Remedies: You agree that any breach of the terms of this letter would result in irreparable injury and damage to the Company, its subsidiaries and/or its affiliates for which the Company, its subsidiaries and/or its affiliates would have no adequate remedy at law; you therefore also agrees that in the event of said breach or any threat of breach, the Company, its subsidiaries and/or its affiliates, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by you and/or any and all persons and/or entities acting for and/or with you, without having to prove damages, in addition to any other remedies to which the Company, its subsidiaries and/or its affiliates may be entitled at law or in equity.  The terms of this paragraph shall not prevent the Company, its subsidiaries and/or its affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from you.  You and the Company further agree that the provisions of the covenants contained in this letter are reasonable and necessary to protect the businesses of the Company Affiliated Group because of your access to Confidential Information and his material participation in the operation of such businesses.  Should a court, arbitrator or other similar authority determine, however, that any provision of the covenants contained in this letter are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid.

The existence of any claim or cause of action by you against the Company and/or its subsidiaries and/or its affiliates, regardless of its source, shall not constitute a defence to the enforcement by the Company of the covenants contained in this letter.

This letter shall be governed by and construed in accordance with the internal laws of the State of New York (without regard, to the extent permitted by law, to any conflict of law rules which might result in the application of laws of any other jurisdiction).

Please indicate your agreement with the foregoing terms by signing the enclosed copy of this letter and returning it to me.

Yours sincerely,

VIRGIN MEDIA INC.

By:	/s/ Scott Dresser
Name:	Scott Dresser
Title:	Assistant Secretary

AGREED & ACCEPTED:

/s/ James F. Mooney
James F. Mooney